Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CA, Inc.:
We consent to the incorporation by reference in registration statements (Nos. 333-151619, 333-146173, 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751), on Form S-3 and S-8 of CA, Inc. and subsidiaries of our report dated May 15, 2009, except for Note 1(e), as to which the date is November 9, 2009 with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended March 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2009, which report appears in the Form 8-K of CA, Inc. dated November 9, 2009.
Our report refers to the adoption of the requirements of Financial Accounting Standards Board (FASB) Staff Positions Accounting Principles Board Opinion (APB) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), Emerging Issues Task Force Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
New York, New York
November 9, 2009